Citigroup Global Markets Holdings Inc.	June 18, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH32630 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Equity Linked Notes Linked to the American Depositary Shares of Alibaba Group Holding Limited Due June 22, 2029

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The notes offer the potential for a positive return at maturity based on the performance of the American Depositary Shares of Alibaba Group Holding Limited (the “underlying shares”) from the initial share price to the final share price.
▪	The notes offer the potential for a positive return at maturity if, and only if, the final share price exceeds the threshold price specified below. If the final share price is less than or equal to the threshold price, you will be repaid the stated principal amount of your notes at maturity. The threshold price is significantly greater than the initial share price. As a result, you will not receive any return on your investment in the notes unless the underlying shares appreciate significantly from the initial share price. Even if the final share price exceeds the threshold price so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.
▪	To obtain the exposure to the underlying shares that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	American Depositary Shares (“ADSs”) each representing eight ordinary shares of Alibaba Group Holding Limited (ticker symbol: “BABA”) (the “underlying share issuer”)
Aggregate stated principal amount:	$19,158,000
Stated principal amount:	$1,000 per note
Pricing date:	June 18, 2026
Issue date:	June 24, 2026
Valuation date:	June 18, 2029, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	June 22, 2029
Payment at maturity:	For each note you hold at maturity, you will receive the greater of (i) $1,000 and (ii) the alternative settlement amount
Alternative settlement amount:	(i) $1,000 multiplied by (ii) (a) the final share price divided by (b) the threshold price
Initial share price:	$106.2754, which is a price of one underlying share determined on the pricing date in the sole discretion of the calculation agent. The initial share price is not the closing price of the underlying shares on the pricing date. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the initial share price, that might affect the value of your notes.
Final share price:	The closing price of the underlying shares on the valuation date multiplied by the share adjustment factor as in effect on the valuation date, except as otherwise provided under “Additional Terms of the Notes—Dilution and Reorganization Adjustments” in this pricing supplement. The “share adjustment factor” is initially 1 and is subject to adjustment upon the occurrence of certain events, including in connection with any ordinary dividend that is greater than or less than its corresponding base dividend, as described under “Additional Terms of the Notes—Dilution and Reorganization Adjustments” in this pricing supplement.
Threshold price:	$165.3645, which is 155.60% of the initial share price.
Base dividend:	$1.05 per underlying share. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments—Changes in Ordinary Dividends” in this pricing supplement.
Listing:	The notes will not be listed on any securities exchange
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17332YJ25 / US17332YJ256
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	—	$1,000.00
Total:	$19,158,000.00	—	$19,158,000.00

(1) On the date of this pricing supplement, the estimated value of the notes is $985.00 per note, which is less than the issue price.  The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-11 dated February 25, 2026	Prospectus Supplement and Prospectus each dated February 25, 2026

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented and modified by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the section “Description of the Notes” and not in this pricing supplement, except to the extent set forth in “Additional Terms of the Notes” in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

PS-2

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price.

Investors in the notes will not receive any dividends that may be paid on the underlying shares. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying shares” below.

Equity-Linked Notes Payment at Maturity Diagram

■ The Notes	■ The Underlying Shares

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical final share prices indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be. The actual payment at maturity will depend on the actual final share price.

The examples below are based on the following hypothetical prices and do not reflect the actual initial share price or threshold price. For the actual initial share price and threshold price, see the cover page of this pricing supplement. We have used these hypothetical prices, rather than the actual prices, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment at maturity on the notes will be calculated based on the actual initial share price and threshold price, and not the hypothetical prices indicated below. For ease of analysis, figures below have been rounded.

Hypothetical initial share price:	$100.00
Hypothetical threshold price:	$155.60 (155.60% of the hypothetical initial share price)

Example 1—Upside Scenario. The final share price is $186.72, which is greater than the threshold price.

Payment at maturity per note = the greater of (i) $1,000 and (ii) the alternative settlement amount

= the greater of (i) $1,000 and (ii) $1,000 × (final share price / threshold price)

= the greater of (i) $1,000 and (ii) $1,000 × ($186.72 / $155.60)

= the greater of (i) $1,000 and (ii) $1,000 × 120.00%

= the greater of (i) $1,000 and (ii) $1,200

= $1,200

In this scenario, the final share price is greater than the threshold price, and as a result you would receive a positive return at maturity equal to the percentage by which the final share price exceeds the threshold price (as a percentage of the threshold price), or 20% of the stated principal amount.

Example 2—Par Scenario A. The final share price is $152.49, which is greater than the initial share price but less than the threshold price.

Payment at maturity per note = the greater of (i) $1,000 and (ii) the alternative settlement amount

= the greater of (i) $1,000 and (ii) $1,000 × (final share price / threshold price)

= the greater of (i) $1,000 and (ii) $1,000 × ($152.49 / $155.60)

= the greater of (i) $1,000 and (ii) $1,000 × 98%

= the greater of (i) $1,000 and (ii) $980

= $1,000

In this scenario, the underlying shares have appreciated over the term of the notes so that the final share price is greater than the initial share price. However, because the final share price does not exceed the threshold price, you would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

Example 3—Par Scenario B. The final share price is $93.36, which is less than the initial share price and less than the threshold price.

Payment at maturity per note = the greater of (i) $1,000 and (ii) the alternative settlement amount

= the greater of (i) $1,000 and (ii) $1,000 × (final share price / threshold price)

= the greater of (i) $1,000 and (ii) $1,000 × ($93.36 / $155.60)

= the greater of (i) $1,000 and (ii) $1,000 × 60%

= the greater of (i) $1,000 and (ii) $600

= $1,000

In this scenario, the underlying shares have depreciated over the term of the notes and the final share price is less than the initial share price. You would be repaid the stated principal amount of your notes at maturity but would not receive any positive return on your investment.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying shares.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the final share price exceeds the threshold price. If the final share price is less than or equal to the threshold price, you will receive at maturity only the stated principal amount for each note you hold. The threshold price is significantly greater than the initial share price. As a result, you will not receive any return on your investment in the notes unless the underlying shares appreciate significantly from the initial share price. Even if the final share price is greater than the threshold price, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	The initial share price is determined at the discretion of CGMI, as the calculation agent. The initial share price is determined by the calculation agent on the pricing date in its sole discretion. The initial share price may be higher or lower than might be available to you on other instruments on the pricing date, and the discretion exercised by the calculation agent in determining the initial share price could have an impact (positive or negative) on the value of, and your return on, the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of the notes, including the determination of the initial share price.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the underlying shares do not appreciate sufficiently from the initial share price to the final share price. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	An investment in the notes will significantly underperform a direct investment in the underlying shares if the underlying shares appreciate over the term of the notes. If the underlying shares appreciate over the term of the notes, you will participate in that appreciation as an investor in the notes only if, and then only to the extent that, the final share price exceeds the threshold price. If the final share price is greater than the initial share price but less than the threshold price, you will not receive any positive return on your investment in the notes even though the underlying shares have appreciated, perhaps even significantly, from the initial share price. Moreover, for purposes of determining your return on the notes in the event that the final share price exceeds the threshold price, the appreciation of the underlying shares beyond the threshold price will be measured as a percentage of the threshold price, which will result in a lower return on the notes than you would receive if it were measured as a percentage of the initial share price. For these reasons, an investment in the notes will significantly underperform a direct investment in the underlying shares if the underlying shares appreciate over the term of the notes. This is an important trade-off that investors in the notes must be willing to make in exchange for the repayment of the stated principal amount at maturity if the underlying shares depreciate.

▪	You will not receive dividends or have any other rights with respect to the underlying shares. You will not receive any dividends with respect to the underlying shares. This lost dividend yield may be significant over the term of the notes. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. In addition, you will not have voting rights or any other rights with respect to the underlying shares. If any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the value of the underlying shares.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates

PS-5

Citigroup Global Markets Holdings Inc.

during the term of the notes. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the closing prices of the underlying shares throughout the term of the notes, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any fees and selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes

PS-6

Citigroup Global Markets Holdings Inc.

based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	Our offering of the notes does not constitute a recommendation of the underlying shares. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the notes.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the notes. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer, including extending loans to, making equity investments in or providing advisory services to the underlying share issuer. In the course of this business, we or our affiliates may acquire non-public information about the underlying share issuer, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of the underlying share issuer, they may exercise any remedies against the underlying share issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in this pricing supplement. In general, an adjustment will not be made under the terms of the notes for any extraordinary cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the value of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Additional Terms of the Notes—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in this pricing supplement.

▪	The notes will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The notes may become linked to an underlying share issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity and such shares are marketable securities, the final share price will be based on the value of such other shares. Additionally, if the underlying shares are delisted (other than in connection with a reorganization event) and not then or immediately thereafter listed

PS-7

Citigroup Global Markets Holdings Inc.

on a U.S. national securities exchange, the calculation agent may select a successor underlying share issuer. See “Additional Terms of the Notes” in this pricing supplement and “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares” in the accompanying product supplement.

▪	The notes are subject to risks associated with non-U.S. companies. The underlying share issuer is a non-U.S. company. The price of the underlying shares, therefore, may be affected by political, economic, financial and social factors in the country where the underlying share issuer is located, including changes in that country’s governmental, economic and fiscal policies, currency exchange laws or other laws or restrictions.

▪	The notes are linked to ADSs and therefore are subject to currency exchange rate risk. There are significant risks associated with an investment linked to ADSs that are quoted and traded in U.S. dollars and represent an equity security issued by a foreign company. If the equity security represented by the ADSs is traded in a foreign currency on a foreign exchange, the price of the ADSs will be affected by fluctuations in the currency exchange rate between the U.S. dollar and the relevant foreign currency. In addition, if a significant portion of the underlying share issuer’s revenues or assets is denominated in one or more foreign currencies, changes in the exchange rate between the U.S. dollar and those foreign currencies may affect the underlying share issuer’s financial performance and, in turn, the price of the ADSs. In recent years, the rate of exchange between the U.S. dollar and some other currencies has been highly volatile and this volatility may continue in the future. These risks generally depend on economic and political events that cannot be predicted.

▪	There are important differences between the rights of holders of ADSs and the rights of holders of the equity securities represented by the ADSs. Because the notes are linked to the performance of ADSs representing an equity security issued by a foreign company (the “underlying equity”), you should be aware that important differences exist between the rights of holders of ADSs and the underlying equity. The ADSs are issued by a financial institution (the “ADS depositary”) under a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, the underlying share issuer and holders of the ADSs. The rights of holders of ADSs under that deposit agreement may be different from the rights of holders of the underlying equity. For example, the underlying share issuer may make distributions in respect of its underlying equity that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the underlying equity may be significant and may materially and adversely affect the value of the notes.

▪	If the underlying shares are delisted, we may call the notes prior to maturity. If the underlying shares are delisted from their exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the notes prior to the maturity date. If we exercise this call right, you will receive the amount described under “Description of the Notes—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement, as modified by “Additional Terms of the Notes—Delisting of Company Shares” in this pricing supplement. This amount may be less, and possibly significantly less, than the total amount you would have received under the notes had you continued to hold the notes to maturity.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Additional Terms of the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented and modified by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes.

Delisting of Company Shares

The third-to-last paragraph in the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Delisting of Company Shares” in the accompanying product supplement shall be deemed replaced by the following:

Upon the selection of any successor shares by the calculation agent, on and after the change date, references in this product supplement or the applicable pricing supplement to the underlying shares will no longer be deemed to refer to the original underlying shares and will be deemed instead to refer to the applicable successor shares for all purposes, and references in this product supplement or the applicable pricing supplement to the underlying share issuer will be deemed to be to the issuer of such successor shares. Upon the selection of any successor shares by the calculation agent, on and after the change date, the share adjustment factor will be adjusted by the calculation agent in good faith, taking into account, among other things, the closing price of the original underlying shares on the last valid trading day.

Dilution and Reorganization Adjustments

The share adjustment factor and the determination of the final share price will be subject to adjustment from time to time if certain events occur that affect the underlying shares.  Any of these adjustments could have an impact on the payment you receive at maturity.  CGMI, as calculation agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.  An adjustment will be made for events with an adjustment date (as defined below) from but excluding the pricing date to and including the valuation date.  This section supersedes and replaces the section “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the underlying shares during the term of the notes.  See “Summary Risk Factors—The notes will not be adjusted for all events that could affect the price of the underlying shares.”  If more than one event described below occurs with respect to the underlying shares, the calculation agent will generally give effect to successive adjustments in the order in which their adjustment dates occur, but the calculation agent will have the discretion to modify the adjustments described below in any way that it deems appropriate in order to achieve an equitable result.

The calculation agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the underlying shares or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the underlying share issuer:

(1)	declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of underlying shares with respect to the underlying shares (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“excluded share dividends”)),

(2)	subdivides or splits the outstanding underlying shares into a greater number of shares or

(3)	combines the outstanding underlying shares into a smaller number of shares,

then, in each of these cases, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date.

PS-9

Citigroup Global Markets Holdings Inc.

Spin-offs and Certain Other Non-Cash Distributions

If the underlying share issuer (i) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of marketable securities), evidences of its indebtedness or other non-cash assets or (ii) issues to all holders of underlying shares, or declares a record date in respect of an issuance to all holders of underlying shares of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, excluded share dividends, any rights or warrants referred to above, excluded rights and any reclassification referred to below, then, in each of these cases, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (a) the numerator of which will be the then-current market price of one underlying share and (b) the denominator of which will be the then-current market price of one underlying share less the fair market value as of open of business on the adjustment date of the portion of the capital stock, evidences of indebtedness, assets, rights or warrants so distributed or issued applicable to one underlying share.  If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of underlying shares consists, in whole or in part, of marketable securities (other than marketable securities of a subsidiary of the underlying share issuer), then the fair market value of such marketable securities will be determined by the calculation agent by reference to the closing price of such capital stock.  The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then we may, at our option, elect to have the adjustment to the share adjustment factor provided by such paragraph not be made and, in lieu of this adjustment, the final share price will be deemed to be equal to the sum of (i) the closing price of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the adjustment date, by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final) so distributed or issued applicable to one underlying share multiplied by the share adjustment factor on the applicable adjustment date.

If the underlying share issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of the capital stock of one or more of its subsidiaries in the form of marketable securities, then the final share price will be deemed to be equal to the sum of (i) the closing price of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the closing price of such shares of subsidiary capital stock on the valuation date multiplied by the number of shares of such subsidiary capital stock distributed per underlying share multiplied by the share adjustment factor on the applicable adjustment date.  In the event an adjustment pursuant to this paragraph occurs, following such adjustment, the adjustments described in this section “Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

“Excluded rights” means (i) rights to purchase underlying shares pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the underlying shares and may be redeemed by the underlying share issuer.

The “then-current market price” of the underlying shares, for the purpose of applying any dilution adjustment, means the closing price of the underlying shares on the scheduled trading day immediately preceding the related adjustment date.

Changes in Ordinary Dividends

If the underlying share issuer declares a record date in respect of, or pays or makes, an ordinary dividend per underlying share that is greater or less than the corresponding base dividend, the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of the underlying shares and (ii) the denominator of which will be the then-current market price of the underlying shares minus the dividend differential.  The share adjustment factor will be increased if an actual ordinary dividend is greater than the corresponding base dividend and reduced if an actual ordinary dividend is less than the corresponding base dividend. If the underlying share issuer declares that it will pay no dividend in any quarter (or such other time period reflecting the frequency at which it pays ordinary dividends), other than in connection with a payment period adjustment, an adjustment will be made in accordance with this paragraph on the date that the calculation agent determines corresponds to the ex-date in the most recent period for which an ordinary dividend was paid.

The “base dividend” means, with respect to each expected ex-date specified below, the corresponding dividend per share set forth below:

PS-10

Citigroup Global Markets Holdings Inc.

Expected Ex-Date	Base Dividend Per Underlying Share
June 10, 2027	$1.05
June 8, 2028	$1.05
June 14, 2029	$1.05

For purposes of calculating the dilution adjustment for any ex-date, if an adjustment date for an adjustment to the share adjustment factor resulting from an event described under “—Stock Dividends, Stock Splits and Reverse Stock Splits” above has occurred on or prior to such ex-date, the base dividend will be divided by the same dilution adjustment by which the share adjustment factor was multiplied in connection with such adjustment. If any other event described in this section “Dilution and Reorganization Adjustments” occurs, or if the underlying share issuer effects a change in the periodicity of its ordinary dividend payments (a “payment period adjustment”), the calculation agent will have the discretion to make any adjustment to the calculation of the dilution adjustment that it deems appropriate (which may include making no adjustment) in order to achieve an equitable result.

The “dividend differential” for any ordinary dividend is equal to the actual dividend per share minus the base dividend.  For the avoidance of doubt, the dividend differential will be a negative number if the actual dividend per share is less than the base dividend.

Whether a dividend is an ordinary dividend will be determined by the calculation agent in its sole discretion.  For the avoidance of doubt, in no event will an ordinary dividend result in an adjustment pursuant to “—Certain Extraordinary Cash Dividends” below.

Certain Extraordinary Cash Dividends

If the underlying share issuer declares a record date in respect of, or pays or makes, a distribution of cash, by dividend or otherwise, to all holders of underlying shares, other than (i) any permitted dividends described below, (ii) any cash distributed in consideration of fractional underlying shares and (iii) any cash distributed in a reorganization event referred to below, then in each case the share adjustment factor will be multiplied by a dilution adjustment equal to a fraction, (a) the numerator of which will be the then-current market price of the underlying shares, and (b) the denominator of which will be the then-current market price of the underlying shares less the amount of the distribution applicable to one underlying share which would not be a permitted dividend (such amount, the “extraordinary portion”). In the case of an issuer that is organized outside the United States, in order to determine the extraordinary portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “permitted dividend” is (i) any distribution of cash, by dividend or otherwise, to all holders of underlying shares other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the underlying share issuer with respect to which an adjustment to the share adjustment factor under this “—Dilution and Reorganization Adjustments” section has not previously been made, per underlying share exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per underlying share and (b) 10% of the closing price of the underlying shares on the date of declaration of such distribution, and (ii) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of underlying shares have the option to receive either a number of underlying shares or a fixed amount of cash. If the underlying share issuer pays a dividend on an annual or semi-annual basis rather than a quarterly basis, the calculation agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then we may, at our option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the final share price will be deemed to be equal to the sum of (i) the closing price of the underlying shares multiplied by the share adjustment factor, each as of the valuation date and (ii) the amount of cash so distributed applicable to one underlying share multiplied by the share adjustment factor on the applicable adjustment date.

Reorganization Events

In the event of any of the following “reorganization events” with respect to the underlying share issuer:

•	the underlying share issuer reclassifies the underlying shares, including, without limitation, in connection with the issuance of tracking stock,

•	any consolidation or merger of the underlying share issuer, or any surviving entity or subsequent surviving entity of the underlying share issuer, with or into another entity, other than a merger or consolidation in which the underlying share issuer is the continuing company and in which the underlying shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the underlying share issuer or another issuer,

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Citigroup Global Markets Holdings Inc.

•	any sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of the underlying shares with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding underlying shares or

•	any liquidation, dissolution or winding up of the underlying share issuer or any successor of the underlying share issuer,

the final share price will be deemed to be equal to the transaction value on the valuation date.  The calculation agent will determine in its sole discretion whether a transaction constitutes a reorganization event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor “as an entirety or substantially as an entirety.”  The calculation agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the notes.

The “transaction value” will equal the sum of (1), (2) and (3) below:

(1)	for any cash received in a reorganization event, the amount of cash received per underlying share multiplied by the share adjustment factor on the adjustment date for the reorganization event,

(2)	for any property other than cash or marketable securities received in a reorganization event, an amount equal to the fair market value on the effective date of the reorganization event of that property received per underlying share, as determined by a nationally recognized independent investment banking firm retained for this purpose by the calculation agent, whose determination will be final, multiplied by the share adjustment factor on the adjustment date for the reorganization event and

(3)	for any marketable securities received in a reorganization event, an amount equal to the closing price per unit of these marketable securities on the valuation date multiplied by the number of these marketable securities received per underlying share multiplied by the share adjustment factor on the adjustment date for the reorganization event, plus, in each case, if underlying shares continue to be outstanding following the reorganization event, the closing price of the underlying shares multiplied by the share adjustment factor, each as of the valuation date.

“Marketable securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange.  The number of shares of any equity securities constituting marketable securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the marketable securities or the issuer of the marketable securities between the time of the reorganization event and the maturity date that would have required an adjustment as described above, had it occurred with respect to the underlying shares or the underlying share issuer.  Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the calculation agent.

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “adjustment date”):

•	in the case of any dividend, distribution or issuance, on the applicable ex-date,

•	in the case of any subdivision, split, combination or reclassification, on the effective date thereof and

•	in the case of any reorganization event, on the effective date of the reorganization event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th.  No adjustment in the share adjustment factor will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the underlying share issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the maturity date, then, upon the cancellation, failure of approval or failure to occur, the share adjustment factor will be further adjusted to the share adjustment factor that would then have been in effect had adjustment for the event not been made, and any other related adjustment provided for above in connection with that dividend, distribution or issuance will not be made.  All adjustments to the share adjustment factor shall be cumulative, such that if more than one

PS-12

Citigroup Global Markets Holdings Inc.

adjustment is required to the share adjustment factor, each subsequent adjustment will be made to the share adjustment factor as previously adjusted.

The “ex-date” relating to any dividend, distribution or issuance is the first date on which underlying shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the underlying share issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

PS-13

Citigroup Global Markets Holdings Inc.

Information About Alibaba Group Holding Limited

Alibaba Group Holding Limited operates as a holding company. The company provides internet infrastructure, electronic commerce, online financial, and internet content services through its subsidiaries. The underlying shares of Alibaba Group Holding Limited are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Alibaba Group Holding Limited pursuant to the Exchange Act can be located by reference to the SEC file number 001-36614 through the SEC’s website at http://www.sec.gov. In addition, information regarding Alibaba Group Holding Limited may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of Alibaba Group Holding Limited trade on the New York Stock Exchange under the ticker symbol “BABA.”

We have derived all information regarding Alibaba Group Holding Limited from publicly available information and have not independently verified any information regarding Alibaba Group Holding Limited. This pricing supplement relates only to the notes and not to Alibaba Group Holding Limited. We make no representation as to the performance of Alibaba Group Holding Limited over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. Alibaba Group Holding Limited is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing price of the underlying shares on June 18, 2026 was $106.2754.

The graph below shows the closing price of the underlying shares for each day such price was available from January 4, 2016 to June 18, 2026. We obtained the closing prices from Bloomberg L.P., without independent verification.  If certain corporate transactions occurred during the historical period shown below, including, but not limited to, spin-offs or mergers, then the closing prices shown below for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the period shown below. You should not take the historical closing prices as an indication of future performance.

American Depositary Shares of Alibaba Group Holding Limited – Historical Closing Prices January 4, 2016 to June 18, 2026

PS-14

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 3.882%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,122.035 at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-15

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will not receive any underwriting fee for any notes sold in this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the notes and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the notes and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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Citigroup Global Markets Holdings Inc.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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